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                                                                    EXHIBIT 4.26


                            STOCK PURCHASE AGREEMENT

       This Stock Purchase Agreement (the "Agreement") is made and entered into as of the 24 day of October 1998, by and among Imprimis Investors LLC (the "Seller"), having an address at 411 West Putnam Avenue, Greenwich, CT 06830, Complete Wellness Centers, Inc. (the "Company"), and Steven T. Moore ("Purchaser").

                                 R E C I T A L S

       A. As of the date hereof, Seller owns 5,000 shares of common stock, $0.0001665 par value per share (the "Shares") of Complete Wellness Centers, Inc. ("CWC"), which are free and clear of all liens and encumbrances, which shares are not registered under the Securities Act of 1933, as amended, and are accordingly restricted as to transfer and contain the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR RESOLD WITHOUT REGISTRATION UNDER THE ACT, UNLESS IN THE OPINION OF COUNSEL TO THE ISSUER AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

       B. The Seller desires to sell the Shares to the Purchaser and the Purchaser desires to purchase and acquire the Shares from the Seller.

       NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

       1. Sale and Purchase. The Seller hereby sells, and the Purchaser hereby purchases from the Seller the Shares at the purchase price of $2.50 per share. In consideration for the sale of the Shares Purchaser shall wire transfer the purchase price of $12,500 to:

                  Chase Manhattan
                  ABA 021 000 021
                  Account # 323-069932
                  Imprimis Investors LLC

against delivery by the Seller to the Purchaser the stock certificates, endorsed in blank, evidencing that respective number of Shares being sold. Except as provided herein, Seller makes no representations or warranties about the Shares.

       2. Representations and Warranties of the Purchaser. The Purchaser represents and warrants that:



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                            i.     The Purchaser understands that the Shares
                                   have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and that there is no existing public market for the Shares and that there can be no assurance that the Purchaser will be able to sell or dispose of the Shares.

                            ii. The Purchaser is an "accredited investor" (as defined in Rule 501 of Regulation D under the Securities Act) purchasing for his own account and is acquiring the Shares for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act and he has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment in the Shares, including a complete loss of his investment, or the Purchaser has been advised by a representative possessing such knowledge and experience.

                            iii. The Purchaser has had the opportunity to ask questions of and receive answers from the Seller concerning the Shares and other related matters. The Purchaser further acknowledges that the Seller has made available to the Purchaser or his representatives all Documents and information relating to an investment in the Shares requesting by or on behalf of the Purchaser.

       3. Representations and Warranties of the Company. The Company represents and warrants that:

                            i. The Company has received an opinion of counsel that an exemption from registration for the Shares is available.

                            ii. The Purchaser has received all material information about the Company that has been furnished to the Seller, including, without limitation, the Consolidation Cash Flow Forecast annexed as Annex A to this Agreement, which the Company hereby represents and warrants to be complete and accurate in all respects.


     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.



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          SELLER                                     PURCHASER

  Imprimis Investors LLC                  By:
                                              --------------------------
                                                     Steven T. Moore
By:
    ---------------------------
        Frederick Simon,
        Senior Vice President


           COMPANY

Complete Wellness Centers, Inc.

By:
    --------------------------
         E. Eugene Sharer,
         Vice Chairman




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